Exhibit 99.1

Walmart Names John Furner President & CEO of Walmart U.S.

Doug McMillon thanks Greg Foran for successful tenure

BENTONVILLE, Ark., Oct. 10, 2019 - Today, Walmart announced that John Furner will become the President and Chief Executive Officer of Walmart U.S., following a successful five years for the business segment under Greg Foran. Furner will report directly to Walmart President and CEO Doug McMillon, and the move will be effective November 1. Foran, who is taking a role as CEO at Air New Zealand Limited, will stay on with Walmart through January 31 to ensure a smooth transition.

“John has done a fantastic job at Sam’s Club, and he will continue the momentum we have in Walmart U.S.,” said McMillon. “John knows our business well, having held many different jobs in the company over more than 25 years, and he is helping transform it for the future. He has the experience and judgment to know what we should continue doing and what we should change. He embraces technology and new ways of working, and he keeps our customers and Sam’s Club members at the center of everything we do, while delivering results for the business. I look forward to seeing his impact for our customers and associates in Walmart U.S.”

Furner, 45, started with Walmart as an hourly associate in 1993, working part-time in the garden center of a supercenter. He worked his way up through a number of frontline leadership roles, later becoming a store manager, district manager and buyer. He has held leadership roles in operations, merchandising and sourcing in Walmart U.S., Sam’s Club and Walmart International, where he served at Walmart China as chief merchandising and marketing officer. Prior to becoming Sam’s Club CEO in 2017, he was chief merchandising officer for Sam’s Club. Furner will partner with Walmart U.S. eCommerce CEO Marc Lore, who also reports to McMillon, to deliver a seamless omnichannel experience for Walmart’s U.S. customers.

“I’m grateful for this opportunity and ready to get started,” said Furner. “There’s no better place than Walmart U.S. to touch the lives of millions of customers and associates. Together with the team, we will build on the progress under Greg’s leadership and continue to make Walmart an even better place to work and shop. I also want to thank the Sam’s Club team. My years with you have been amazing.”

“Greg Foran has made a huge difference for Walmart, and we are grateful.” said McMillon. “He built a strong plan from the beginning to strengthen the U.S. business - a plan that made significant choices around investing in wages and benefits for associates and investing in price for customers. Greg’s ability to innovate, whether it’s making our stores a competitive advantage in an omnichannel environment or equipping associates with next generation technology and training, has helped position us for the future. The results have been impressive - every quarter he led Walmart U.S. it has had positive comps. Before leading us to a stronger position in the U.S., he did the same thing in China. We will miss Greg and thank him for his leadership. He has made a difference for our customers, associates and shareholders.”

Foran is leaving Walmart for an opportunity to lead Air New Zealand Limited. He has served as CEO of Walmart U.S. since August 2014, and he first joined Walmart in October 2011.

“It has been an honor to lead the team at Walmart U.S.,” said Foran. “I’m proud of what we’ve been able to achieve at a unique moment for retail and want to thank the associates who made it happen. It is bittersweet to leave Walmart, but this incredible opportunity to lead an iconic Kiwi brand was one I could not pass up, and I’m looking forward to this next chapter.”

The company will announce Furner’s successor as President and CEO of Sam’s Club at a later date.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 275 million customers and members visit our more than 11,300 stores under 58 banners in 27 countries and eCommerce websites. With fiscal year 2019 revenue of $514.4 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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